UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2012

Commission file numbers:

SunGard Capital Corp. 000-53653

SunGard Capital Corp. II 000-53654

SunGard Data Systems Inc. 1-12989

SunGard® Capital Corp.

SunGard® Capital Corp. II

SunGard® Data Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-3059890
Delaware	20-3060101
Delaware	51-0267091
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

680 E. Swedesford Road Wayne, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 582-2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2012, R. Davis Noell was elected to the board of directors of SunGard Capital Corp. (“SCC”) by the holders of the Class A-6 common stock of SCC (“Class A-6 Stockholders”) in accordance with the terms of the SCC Amended and Restated Articles of Incorporation. The Class A-6 Stockholders are affiliates of Providence Equity Partners LLC (“PEP”). Mr. Noell succeeds Julie Richardson, who resigned from the boards of directors of SCC, SunGard Capital Corp. II (“SCC II”) and SunGard Data Systems Inc. (“SDS,” and together with SCC and SCC II, the “Company”) effective as of October 1, 2012.

In addition, Mr. Noell was elected to the boards of directors of SCC II and SDS on October 9, 2012 in accordance with the Principal Investor Agreement dated August 10, 2005, as amended, which provides for the boards of directors of SCC II, SDS and other specified holding companies to consist of the same members as the board of SCC.

PEP and/or its affiliates have from time to time entered into, and may continue to enter into, arrangements with the Company to use the Company’s products and services, or for the Company to use products and services of PEP or its affiliates, in the ordinary course of business, which often result in revenues or costs to the Company in excess of $120,000 annually.

At this time, the boards of directors have not yet determined the board committees to which Mr. Noell will be named.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunGard Capital Corp. SunGard Capital Corp. II

October 17, 2012	By:	/s/ Victoria E. Silbey
Victoria E. Silbey
Vice President

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunGard Data Systems Inc.

October 17, 2012	By:	/s/ Victoria E. Silbey
Victoria E. Silbey
Senior Vice President-Legal and Chief Legal Officer